EXHIBIT 10.4
Dear Mike:
Congratulations on your job offer to become President of Real Mex Foods. This letter summarizes the job offer that we recently discussed.
•	Job Title: President of Real Mex Foods, reporting to David Goronkin, President and CEO of Real Mex Restaurants, Inc.
•	Start Date: Monday, August 29, 2011. Please come to the Restaurant Support Center, located at 5660 Katella Ave., #100, Cypress, CA, 90630. You will meet with Andie Sanchez, Sr. Recruiting Manager, and complete your orientation at 9 AM. Andie will also provide you with a tour of our offices and introduce you to department heads. Please bring proof of identity and work eligibility so that we can complete your I-9 Form.
•	Salary: Your base salary will be based on an annualized rate of $300,000.00 and you will be paid $11,538.46 bi-weekly.
•	Bonus Eligibility: You will be eligible for up to 50% of your base salary in bonus, based on the terms of the company’s bonus program, which is updated annually. In addition, you will be provided with a guaranteed bonus for the remainder of 2011, which will be prorated, based on your start date.
•	Equity: You will be provided with stock options commensurate with your position, which will provide you with an opportunity to earn an equity stake in the company, subject to the provisions of the option agreement. As we discussed, we are unable to provide you with any specifics regarding this portion of your compensation package until the Company has reworked its debt. Others on the executive team are in the same position, so the company is motivated to resolve this issue with you and others as soon as possible.
•	Automobile Allowance: You will be provided with a comprehensive car benefit, which includes the following components: $700/month, which you will receive in increments of $323.08 each pay period (note: the car allowance will be prorated for your first month, based on your start date). In addition, you will be reimbursed for car expenses up to $8,500 per year for the following items: gasoline, repairs and maintenance, commuting toll road charges, auto insurance for your primary vehicle, car registration fees, and car washes. In accordance with IRS regulations, you will be taxed on all non-business automobile expenses.
•	Medical Benefits Insurance: You will be eligible for enrollment into the Company’s comprehensive medical insurance programs beginning on the first of the month following your hire date. As part of the senior management team, your insurance premiums for major medical will be discounted by more than half of what employees normally pay. In addition, you will be eligible for dental coverage at no cost to you. Enclosed is a thorough summary of insurance benefits available to you.
•	Life Insurance/Accidental Death and Dismemberment (AD & D) and Long Term Disability— If you enroll in either of the Anthem Blue Cross medical programs, you will be provided with $500,000 in Life & AD&D coverage. In addition, you will be provided with long term disability insurance, which pays 60% of your base salary up to a total of $15,000 per month ($10,000 max for a pre-existing condition) during a qualified disability leave.

•	Executive Medical: You will be eligible for reimbursement of up to $3,500 per year for medical expenses not covered under the Company’s major medical programs (i.e., co-pays, deductions, and out-of-pocket costs).
•	401(k)/Deferred Compensation Plans: You will have the option of participating in one of the company’s retirement programs. You are eligible to enroll in the 401(k) plan after three months of service immediately participate in the Company’s Deferred Compensation Plan, which is provided to the company’s highly compensated employees in lieu of a qualified plan (due to IRS restrictions). Participants may contribute up to 90% of regular salary and bonus on a pre-tax basis. Currently there is no match provided by the company on either the 401K or Deferred Comp Plans.
•	Meal Review Card: You will be issued a Meal Review Card, which will entitle you to dine at most Company restaurants. The card is used for business purposes. In addition, you will have personal use of the card. You will be provided with instructions (including restrictions) during your orientation.
•	Vacation: You will earn vacation time equivalent to four weeks per year, beginning on your first day of employment.
•	Severance Period: If your employment is terminated involuntarily by the company for any reason other than cause, you will be eligible for severance pay equal to 6 months of your base salary. In addition, you will be provided with continuation of major medical insurance benefits for 6 months, subject to the terms of the company’s severance plan, which you will be required to sign at the time of your separation.
Mike, the bullet points above summarize the substantive points of the job offer that have been discussed with you. If you have any questions, please don’t hesitate to contact me. On behalf of David Goronkin and the executive team, I want to convey that we are excited at the prospect that you will be joining Real Mex Restaurants.
Sincerely,

/s/ Steven K. Wallace Steven K. Wallace
Senior Vice President, Human Resources
Please sign below to indicate your acceptance of this job offer and return my to attention.

/s/ Mike Keeland Mike Keeland Signature